Exhibit 99.1

CONSENT OF JEFFERIES LLC

January 12, 2024

Board of Directors

CSI Compressco GP LLC, as general partner of

CSI Compressco LP

24955 Interstate 45 North

The Woodlands, TX 77380

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 18, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view of the exchange ratio in the Agreement and Plan of Merger dated as of December 19, 2023, by and among Kodiak Gas Services, Inc., CSI Compressco LP, CSI Compressco GP LLC and the other parties thereto (the “Merger Agreement”) to the holders of common units of CSI Compressco LP (excluding certain cancelled common units), taking into account the Partnership GP Interest Merger Consideration to be issued to Spartan in the Subsequent LP Merger (as such terms are defined in the Merger Agreement).

The Opinion Letter is provided for the information and assistance of the Board of Directors of CSI Compressco GP LLC in connection with its consideration of the transactions contemplated in the Merger Agreement. We understand that CSI Compressco LP has determined to include our Opinion Letter as Annex F in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter and our firm under the captions “Summary—Opinion of the General Partner Board’s Financial Advisor,” “Risk Factors—Risk Factors Related to the Mergers,” “The Mergers—Background of the Mergers,” “The Mergers—Approval of the General Partner Board and Reasons for the Mergers,” “The Mergers—Opinion of the General Partner Board’s Financial Advisor,” “The Mergers—The Partnership and Kodiak Unaudited Prospective Financial Information,” and “The Merger Agreement—Representations and Warranties”, and to the inclusion of our Opinion Letter in the Consent Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any other registration statement (including any subsequent amendments to the Registration Statement), consent statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC